Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-114365, No. 333-114364, No. 333-102849, No. 333-102848, No. 333-97695, No. 333-66332, No. 333-66348, No. 333-32398, No. 333-32396, No. 333-95889, No. 333-83905, No. 333-65179, No. 333-02121, No. 333-121243, No. 333-123750, and No. 333-123751, and No. 333-133268, on Form S-8 and in the Registration Statement No. 333-111460 on Form S-3 of our report relating to the consolidated financial statements of Fair Isaac Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated November 28, 2007, appearing in this Annual Report on Form 10-K/A of the Company for the year ended September 30, 2007.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
April 28, 2008